UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported)                        January 28, 2005

Berkshire Income Realty, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-31659	32-0024337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Beacon Street, Boston, Massachusetts	02108
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code                  (617) 523-7722

                                                             (Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

            Item 5.02      Departure of Director or Principal Officers; Election of Directors; Appointment of Principal Officers.

On and effective as of January 28, 2005, the Registrant accepted the resignation of George Krupp as Director and Chairman of the Board of Directors of the Registrant.

On and effective as of January 28, 2005, the Registrant’s Board of Directors appointed Douglas Krupp to serve as Director and Chairman of the Board to fill the vacancy resulting from the resignation of George Krupp. Douglas Krupp is the brother of George Krupp.

The Registrant is party to an advisory services agreement with Berkshire Property Advisors, L.L.C. (“BPA”) who manages the Registrant’s portfolio and identifies investment opportunities within guidelines established by the Board of Directors of the Registrant. Douglas Krupp, his brother George Krupp and their respective families indirectly own substantially all of the member interests in BPA. Under the advisory services agreement, BPA earned an asset management fee of $1.18 million for the year ended December 31, 2004 and an asset acquisition fee of $1.14 million for property acquisitions closed in 2004. The Registrant is also a 35% partner in a multifamily joint venture (“the JV”) that paid BPA an asset acquisition fee of $230,000. BPA is also entitled to be reimbursed for out-of-pocket expenses under the advisory services agreement.

The Registrant was also a party to property management agreements with BRI OP Limited Partnership (“BRI OP”) in which BRI OP acted as property manager for the Registrant’s properties and was entitled to property management fees under the agreements. Douglas and George Krupp indirectly own general and limited partner interests in Berkshire Realty Holdings, L.P., the parent of BRI OP, which is owned in joint venture with unaffiliated third parties. Under the agreements, BRI OP earned $1.55 million in property management fees for the year ended December 31, 2004. BRI OP was also paid a construction management fee by the JV of $99,000 during 2004. BRI OP was entitled to be reimbursed for out-of-pocket expenses under the property management agreements. As of January 1, 2005, BPA assumed property management responsibilities under the various property management agreements.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BERKSHIRE INCOME REALTY, INC.

February 2, 2005	/s/ David C. Quade
David C. Quade
President and Chief Financial Officer